EXHIBIT 99.3

                             CONE MILLS CORPORATION

                     Exchange Offer and Consent Solicitation
   Outstanding 8-1/8% Debentures Due March 15, 2005 of Cone Mills Corporation
                                  Exchanged for
     Common Stock and 11% Secured Subordinated Debentures Due March 15, 2005

                                                         _____________ ___, 2000


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

            Enclosed for your consideration is a Prospectus and Consent Solicitation (the "Prospectus") and a form of Consent and Letter of Transmittal (the "Consent and Letter of Transmittal" and together with the Prospectus, the "Exchange Offer"), relating to the offer by Cone Mills Corporation ("Cone"), a North Carolina corporation, to exchange Cone common stock or a combination of 11% Secured Subordinated Debentures Due March 15, 2005 (the "11% debentures") and shares of Cone common stock for outstanding 8-1/8% Debentures Due March 15, 2005 of Cone (the "8-1/8% debentures"). In conjunction with the Exchange Offer, Cone is soliciting (the "Consent Solicitation") consents (the "Consents") for certain proposed amendments (the "Proposed Amendments") to the indenture under which the 8-1/8% debentures were issued and to release the debentureholders' interest in the collateral securing the 8-1/8% debentures.

            The total consideration available for each $1,000 principal amount
of the 8-1/8% debentures tendered in the Exchange Offer is (1)      shares of
Cone common stock or (2) $1,000 principal amount of 11% debentures and 10 shares of Cone common stock. Holders of 8-1/8% debentures ("Holders") may elect to receive either common stock or a new $1,000 principal amount 11% debenture and 10 shares of common stock for each $1,000 principal amount of 8-1/8% debentures held. Holders of more than $1,000 in aggregate principal amount of 8-1/8% debentures need not make the same election for each $1,000 principal amount of 8-1/8% debentures. For example, if a Holder of $100,000 aggregate principal amount of 8-1/8% debentures chooses to tender such 8-1/8% debentures in the exchange offer, such Holder may elect to receive common stock for $65,000 of its 8-1/8% debentures and a combination of new 11% debentures and common stock for the remaining $35,000 of its 8-1/8% debentures. A Holder who elects to tender any of its 8-1/8% debentures in the exchange offer must tender all of its 8-1/8% debentures.

            THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _________________, 2000 UNLESS EXTENDED (SUCH TIME ON SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS WHO DESIRE TO RECEIVE THE EXCHANGE OFFER CONSIDERATION MUST VALIDLY CONSENT TO THE


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PROPOSED AMENDMENTS (INCLUDING THE RELEASE OF THE COLLATERAL SECURING THE 8-1/8%
DEBENTURES) AND MUST TENDER ALL OF THEIR 8-1/8% DEBENTURES PURSUANT TO THE EXCHANGE OFFER ON OR PRIOR TO THE EXPIRATION DATE. CONSENTS MAY BE REVOKED ONLY PRIOR TO THE EXPIRATION DATE. REVOCATION OF CONSENT WILL RENDER THE HOLDER'S TENDER OF 8-1/8% DEBENTURES DEFECTIVE, AND, UNLESS CONE WAIVES THAT DEFECT, THE HOLDER WILL NOT BE ELIGIBLE TO RECEIVE THE EXCHANGE OFFER CONSIDERATION FOR THE HOLDER'S 8-1/8% DEBENTURES. TENDERS OF 8-1/8% DEBENTURES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

            For your information and for forwarding to your clients for whom you hold 8-1/8% debentures registered in your name or in the name of your nominee, we are enclosing the following documents:

            1. Prospectus dated ________________, 2000.

            2. A Consent and Letter of Transmittal for the 8-1/8% debentures for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

            3. A Notice of Guaranteed Delivery for the 8-1/8% debentures to be used to accept the Exchange Offer if the 8-1/8% debentures and all other required documents cannot be delivered to The Bank of New York, in its capacity as the exchange agent (the "Exchange Agent"), by the Expiration Date.

            4. A printed form of letter that may be sent to your clients for whose accounts you hold 8-1/8% debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer and Consent Solicitation. This form will enable your clients to tender all 8-1/8% debentures that they own.

            DTC participants will be able to effect tenders and deliver Consents through the DTC Automated Tender Offer Program.

            WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

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            Any inquiries you may have with respect to the Exchange Offer and
Consent Solicitation should be addressed to Cone , c/o David E. Bray or Gary L. Smith, at (336) 379-6220, or to Dougherty & Company LLC, c/o Steven D. McWhirter, in its capacity as an advisor to Cone, at (800) 328-4000, or at the addresses set forth in the Prospectus under the caption "Questions and Answers About the Exchange Offer and Consent Solicitation--Who Can Help Answer My Questions?". Additional copies of the enclosed materials may be obtained from the above sources.

                                   Very truly yours,



                                   Neil W. Koonce, Esq.
                                   Vice President, General Counsel and Secretary Cone Mills Corporation
                                   3101 North Elm Street
                                   Greensboro, North Carolina 27415-6540
                                   Telephone: (336) 379-6220


            NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF CONE, THE EXCHANGE AGENT, OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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